Exhibit 99.2

(Furnished herewith)

Deere & Company

Other Financial Information

For the Six Months Ended	Equipment Operations*		Agriculture and Turf		Construction and Forestry*
	April 28	April 29	April 28	April 29	April 28	April 29
Dollars in millions	2019	2018	2019	2018	2019	2018
Net Sales	$17,214	$15,721	$11,963	$11,292	$5,251	$4,429
Net Sales - excluding Wirtgen	$15,801	$14,594	$11,963	$11,292	$3,838	$3,302
Average Identifiable Assets
With Inventories at LIFO	$21,019	$19,268	$10,960	$10,275	$10,059	$8,993
With Inventories at LIFO - excluding Wirtgen	$14,623	$13,561	$10,960	$10,275	$3,663	$3,286
With Inventories at Standard Cost	$22,389	$20,544	$12,064	$11,305	$10,325	$9,239
With Inventories at Standard Cost - excluding Wirtgen	$15,993	$14,837	$12,064	$11,305	$3,929	$3,532
Operating Profit	$1,943	$1,734	$1,367	$1,443	$576	$291
Operating Profit - excluding Wirtgen	$1,827	$1,785	$1,367	$1,443	$460	$342
Percent of Net Sales - excluding Wirtgen	11.6%	12.2%	11.4%	12.8%	12.0%	10.4%
Operating Return on Assets - excluding Wirtgen
With Inventories at LIFO - excluding Wirtgen	12.5%	13.2%	12.5%	14.0%	12.6%	10.4%
With Inventories at Standard Cost - excluding Wirtgen	11.4%	12.0%	11.3%	12.8%	11.7%	9.7%
SVA Cost of Assets - excluding Wirtgen	$(960)	$(890)	$(724)	$(678)	$(236)	$(212)
SVA - excluding Wirtgen	$867	$895	$643	$765	$224	$130

For the Six Months Ended	Financial Services
	April 28	April 29
Dollars in millions	2019	2018**
Net Income Attributable to Deere & Company	$275	$529
Net Income Attributable to Deere & Company - Tax Adjusted		$271
Average Equity	$5,006	$4,827
Average Equity - Tax Adjusted		$4,752
Return on Equity	5.5%	11.0%
Return on Equity - Tax Adjusted		5.7%
Operating Profit	$362	$396
Average Equity	$5,006	$4,752
Cost of Equity	$(333)	$(349)
SVA	$29	$47

The Company evaluates its business results on the basis of accounting principles generally accepted in the United States. In addition, it uses a metric referred to as Shareholder Value Added (SVA), which management believes is an appropriate measure for the performance of its businesses. SVA is, in effect, the pretax profit left over after subtracting the cost of enterprise capital. The Company is aiming for a sustained creation of SVA and is using this metric for various performance goals. Certain compensation is also determined on the basis of performance using this measure. For purposes of determining SVA, each of the equipment segments is assessed a pretax cost of assets, which on an annual basis is approximately 12 percent of the segment’s average identifiable operating assets during the applicable period with inventory at standard cost. Management believes that valuing inventories at standard cost more closely approximates the current cost of inventory and the Company’s investment in the asset. The Financial Services segment is assessed an annual pretax cost of approximately 13 percent of the segment's average equity (15 percent in 2018). The cost of assets or equity, as applicable, is deducted from the operating profit or added to the operating loss of each segment to determine the amount of SVA.

* On December 1, 2017, the Company acquired the stock and certain assets of substantially all of Wirtgen Group Holding GmbH's operations (Wirtgen), the leading manufacturer worldwide of road building equipment. Wirtgen is included in the construction and forestry segment. Wirtgen is excluded from the metrics above.

** The 2018 SVA calculation was adjusted for certain effects of U.S. Tax Reform legislation enacted on December 22, 2017 due to the significant discrete income tax benefit in 2018. The 2019 SVA is calculated with unadjusted US GAAP information.

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